CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-159851, 333-144906 & 333-148972) of WABCO Holdings Inc. of our reports dated February 13, 2014, with respect to the consolidated financial statements and schedule of WABCO Holdings Inc. and subsidiaries and the effectiveness of internal control over financial reporting of WABCO Holdings Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2013.
Ernst & Young Bedrijfsrevisoren BCVBA/Réviseurs d'Entreprises SCCRL
Represented by:
/s/ Piet Hemschoote, Partner
Brussels, Belgium

February 13, 2014